1.0 FUND PARTICIPATION AGREEMENT

    1.1 This Agreement, effective January 1, 1989, by and among Hartford Life Insurance Company, a Connecticut stock life insurance corporation with principal offices at 200 Hopmeadow Street, Simsbury, Connecticut 06089 ("Hartford"), Acacia Capital Corporation, a registered investment company with principal offices at 51 Louisiana Avenue, N.W., Washington, D.C. 20001, (the "Fund"), and Calvert Asset Management Company, Inc., registered investment advisor to the Fund, with principal offices at 4550 Montgomery Avenue, Bethesda, Maryland 20814 ("Calvert").

    1.2 In consideration of the promises, representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the transactions contemplated hereby and the mode of carrying the same into effect, and intending to be legally bound, the parties hereto agree to the provisions set forth below.

2.0 THE VARIABLE ANNUITY CONTRACT AND THE SEPARATE ACCOUNT

    2.1 Hartford shall maintain a variable annuity contract (the "Contract") designed to provide, under current law, the benefits of a tax-deferred accumulation of income for retirement and other purposes.

    2.2 Purchase payments for the Contracts shall be invested by Hartford in a separate account or accounts. Such payments will constitute the assets of the separate account and shall be invested, as directed by purchasers, in certain open-end diversified management companies registered under the Investment Company Act of 1940 ("1940 Act").

    2.3 One of the open-end diversified management companies is the Fund, an open-end diversified management investment company with eight separate series, registered under the 1940 Act. Each series is a separate investment portfolio with distinct investment objectives.

    2.4 Hartford will offer one or more of the series of the Fund, including the Calvert Socially Responsible Series (the "Series"), through the separate account


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            to its Contract Owners, except that Hartford agrees not to offer any series of the Fund until the exemptive order referenced in Section
            3.2.3 of this Agreement has been granted by the Securities and Exchange Commission ("SEC"). Hartford will determine in its discretion what separate account or accounts will offer the Series.

    2.5 Hartford will use the name "Hartford Socially Responsive Fund" in its marketing and sales literature when referring to the Series, and agrees to indicate in such literature that "the investment adviser of the Fund is Calvert Asset Management Company, Inc."

            2.5.1 Hartford will use its best efforts to market and promote the Series for its Contracts, and will market and promote the Series in all of its markets, if the plan permits this type of fund.

            2.5.2 In marketing its Contracts, Hartford will comply with all applicable State and Federal laws. Hartford and its agents shall make no representations or warranties concerning the Fund or Series shares except those contained in the then current prospectuses of the Fund and in the Fund's current printed sales literature. Copies of all advertising and sales literature describing or concerning the Fund which is prepared by Hartford or its agents for use in marketing its Contracts (except those for internal or broker/dealer use only) will be sent to Calvert when such material is released to the public, agents or brokers or is submitted to the Securities and Exchange Commission ("SEC"), National Association of Securities Dealer, Inc. ("NASD"), or other regulatory body for review. Hartford shall be responsible for compliance with any state or federal filing or review requirements concerning advertising and sales literature.

            2.5.3 Hartford and its agents will not oppose voting recommendations from Calvert or the Fund's Board of Directors or interfere with the solicitation of proxies for the Fund shares held for Hartford Contract Owners, unless Hartford deems such recommendations detrimental to it or to its Contract Owners. Hartford agrees to provide pass-through voting privileges to all Hartford Contract Owners and to assure that each of its separate accounts participating in the Fund calculates voting privileges in a manner consistent with all other separate accounts of any insurance company investing in the Fund, as required by the exemptive order referenced in Section 3.2.3 of this Agreement.

            2.5.4 Hartford will be responsible for reporting to the Fund's Board of Directors any potential or existing conflicts among the interests of the contract owners of all separate accounts investing in the Fund, and to assist the Board by providing it with all information reasonably necessary for the Board to consider any issues raised. The Fund's Board of Directors is responsible for monitoring any conflict of interest situation. Hartford and the other relevant insurance companies will be responsible for taking remedial action in the event of a Board determination of an irreconcilable material conflict and to bear the cost of such remedial action and these responsibilities will be carried out with a view only to the interests of contract owners. For purposes of this Section 2.5.4, a majority of the disinterested members of the Fund's Board shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund or Calvert be required to establish a new funding medium for any variable contract. Hartford shall not be required by this section to establish a new funding medium for any variable contract if an offer to do so has been declined by vote of a majority of contract owners materially adversely affected by the irreconcilable material conflict.

    2.6 Hartford will bear the costs of, and have the primary responsibility for:

            2.6.1 Registering the Contracts and the separate account with the SEC, including any Application for Exemptive Relief necessary for the separate account to buy Fund shares;

            2.6.2 Developing all policy forms, application forms, confirmations and other administrative forms or documents and filing such of these as are necessary to comply with the requirements of all insurance laws and regulations in each state in which the contracts are offered;

            2.6.3 Administration of the Contracts and the separate account, including all policyholder service and communication activities;

            2.6.4 Preparing and approving all marketing and sales literature involving the sale of Fund shares to the Hartford's separate account;

            2.6.5 Printing and distributing to Hartford Contract Owners copies of the current prospectuses, statements of additional information (as requested by Contract Owners) and periodic reports for the separate account and the Fund;

            2.6.6 Preparing and filing any reports or other filings as may be required under state insurance laws or regulations with respect to the contracts or the separate account; and

            2.6.7 Reimbursing the Fund up to $1500 for the cost of obtaining a separate audit opinion for the 1988 fiscal year for the Series, distinct from the other seven series; and further, Hartford agrees that for every year thereafter, it will engage in good faith negotiations with Calvert and the Fund regarding such reimbursement by Hartford.

3.0 THE SERIES

    3.1 The Fund and Calvert shall make available shares of the Series as the underlying investment media for Hartford Contract Owners.

    3.2 Calvert shall bear the costs of, and subject to review by Hartford, shall have, or shall cause the Fund and the Series to assume, the primary responsibility for:

            3.2.1 Registering the Fund with the SEC including a separate prospectus for the Series which does not reference the other seven series of the Fund. The costs of printing and distributing such prospectus to Hartford Contract owners shall be borne by Hartford as provided in Section 2.6.5 above.

            3.2.2 Preparing, producing and maintaining the effectiveness of such registration statements for the Fund as are required under federal and state securities laws, and clearing such registration statements through the SEC and pursuant to the securities laws and regulations in each state in which the contracts are offered;

            3.2.3 Preparing and filing an Application for Exemptive Relief requesting appropriate exemptive relief from the relevant provisions of the 1940 Act ("Application") and clearing such Application through the SEC, thereby permitting Hartford contracts to use the Fund as an underlying investment alternative for its variable annuity contracts.

            3.2.4 Operating and maintaining the Fund in accordance with applicable law, including the diversification standards of the Internal Revenue Code of 1986 applicable to variable annuity contracts;

            3.2.5 Preparing and filing any reports or other filings as may be required with respect to the Fund under federal or state securities laws;

            3.2.6 Providing Hartford with, the daily net asset values of the Fund by 7:00 p.m. E.S.T. on each day the New York Stock Exchange is open.

            3.2.7 Providing Hartford with camera-ready copy necessary for the printing of the periodic shareholder reports for the Fund.

    3.3 The Fund or Calvert shall maintain records in accordance with the Investment Company Act of 1940 or other statutes, rules and regulations applicable to the Fund's operation in connection with the performance of its duties. Hartford shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Records of all transactions with respect to the Contracts shall be retained for a period of not less than six (6) years from each transaction.

    3.4 The parties or their duly authorized independent auditors have the right under this Agreement to perform on-site audits of records pertaining to the Contracts and the Fund, at such frequencies as each shall determine, upon reasonable notice and during normal business hours. At the request of the other, each will make available to the other's auditors and/or representatives of the appropriate regulatory agencies, all requested records, data, and access to operating procedures.

4.0 INDEMNIFICATION

    4.1 Hartford shall indemnify and hold the Fund and Calvert and each of their respective directors, officers, employees and agents harmless from any liability or expense (including reasonable attorneys' fees) arising from any failure of Hartford or the separate account to fulfill its respective obligations under this Agreement.

    4.2 The Fund and Calvert shall indemnify and hold Hartford and its directors, officers, employees and agents harmless from all liabilities or expenses (including reasonable attorneys' fees) arising from any failure of the Fund or Calvert to fulfill its respective obligations under this Agreement and Calvert shall indemnify and hold such parties harmless from a failure of the Fund's investment adviser to manage the Fund in compliance with the diversification requirements of the Internal Revenue Code of 1986, as amended, or any regulations thereunder.

5.0 COST AND EXPENSES

    5.1 Except for costs and expenses for which indemnification is required pursuant to section 4.0 or as otherwise agreed by the parties in specific instances or, as set forth herein, the parties shall each pay their respective costs and expenses incurred by them in connection with this Agreement.

6.0 TERM OF AGREEMENT

    6.1 The term of this Agreement shall be indefinite unless terminated pursuant to Section 7 of this Agreement.

7.0 TERMINATION

    7.1     This Agreement will terminate:

            7.1.1 At the option of any party upon six months' prior written notice to the other parties, but no party may terminate this Agreement prior to January 1, 1990. If a party notifies the other parties that it intends to terminate this Agreement, the affected parties shall immediately file with the SEC such documents, if any, as are necessary to permit the offering of shares of the Series to Hartford Contract Owners to be discontinued; or

            7.1.2 Upon assignment of this Agreement unless the assignment is made with the written consent of the other party.

            7.1.3 In the event of termination of this Agreement pursuant to this Section 7.0, the provisions of Sections 4.0, 5.0, and
                   8.0 shall survive such termination.

8.0 GENERAL PROVISIONS

    8.1 This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications between the parties related to the subject matter of this Agreement.

    8.2 This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the respective party.

    8.3 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

    8.4 This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other.

    8.5 Any controversy relating to this Agreement shall be determined by arbitration in Washington, D.C. in accordance with the Commercial Arbitration rules of the American Arbitration Association using arbitrators who will follow substantive rules of law. The dispute shall be determined by an arbitrator acceptable to both parties who shall be selected within seven (7) days of filing of notices of intention to arbitrate. Otherwise, the dispute shall be determined by a panel of three arbitrators selected as follows: Within seven
            (7) days of filing notice of intention to arbitrate, each party will appoint one arbitrator. These two arbitrators will then name a third arbitrator, who shall be an attorney admitted before the bar of any state of the United States, to preside over the panel. If either party fails to appoint an arbitrator, or if the two arbitrators do not name a third arbitrator within seven (7) days, either party may request the American Arbitration Association to appoint the necessary arbitrator(s) pursuant to Rule 13 of the Commercial Arbitration Rules. Each party will pay its own cost and expenses. All testimony shall be transcribed. The award of the panel shall be accompanied by findings of fact and a statement of reasons for the decision. All parties agree to be bound by the results of this arbitration; judgment upon the award so rendered may be entered and enforced in any court of competent jurisdiction. To the extent reasonably practicable, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Nothing contained in this subsection shall prohibit either party from seeking equitable relief without resorting to arbitration under such circumstances as said party reasonably believes that its interests hereunder and in its property may be compromised. All matters relating to such arbitration shall be maintained in confidence.

    8.6 No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

    8.7 No liability shall result to any party, nor shall any party be deemed to be in default hereunder, as the result of delay in its performance or from its non-performance hereunder caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic; fire; flood or other disaster; or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

    8.8 Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or a legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

    8.9 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut.

    8.10 Nothing herein shall prevent either party from participating in any proceeding before any regulatory authority having jurisdiction over any matter relating to this Agreement, the Contracts, the separate account or the Fund which may affect the parties to it. The parties shall each give the others prompt notice of any such proceeding.

    8.11 In all matters relating to the preparation, review, prior approval and filing of documents, the parties shall cooperate in good faith. Neither party shall unreasonably withhold its consent with respect to the filing of any document with any federal or state regulatory authority having jurisdiction over the Contracts, the separate account or the Fund.

    8.12 Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

    8.13 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, to the addresses set forth below:

            President                     Secretary
            Hartford Life                 Acacia Capital Corporation
            Insurance Company             4550 Montgomery Avenue
            200 Hopmeadow Street          Suite 1000 N
            Simsbury, CT 06089            Bethesda, MD 20814

            or to such other address as the parties may from time to time designate. Any notice of one party refused by the other shall be deemed received as of the date of said refusal.

    8.14 Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.

    8.15 Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

    8.16 In the event of a material breach by either party of any of the provisions of this Agreement, the injured party, in addition to any other remedies available to it under law, shall be entitled to seek an injunction restraining the other party from the performance of acts which constitute a breach of this Agreement, and such other party agrees not to raise adequacy of legal remedies as a defense thereof.

    8.17 If this Agreement is terminated for other than default, it is specifically agreed that neither party shall be entitled to compensation of any kind except as specifically set forth herein.

    8.18 In any litigation or arbitration between the parties, the prevailing party shall be entitled to reasonable attorneys' fees and all costs of proceedings incurred in enforcing this Agreement.

    8.19 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

    8.20 Each party represents that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of it has been properly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ACACIA CAPITAL CORPORATION                  HARTFORD LIFE INSURANCE COMPANY

BY: /s/ Clifton S. Sorrell, Jr.             BY: /s/ Charles A. Clinton
    --------------------------------            --------------------------------
    Clifton S. Sorrell, Jr.                     Charles A. Clinton
    President                                   Vice President

CALVERT ASSET MANAGEMENT COMPANY, INC.

BY: /s/ Reno J. Martini
    --------------------------------
    Reno J. Martini
    Vice President

                   FIRST AMENDMENT TO PARTICIPATION AGREEMENT

                                     AMONG

                        HARTFORD LIFE INSURANCE COMPANY

                                      AND

                         CALVERT VARIABLE SERIES, INC.

                                      AND

                     CALVERT ASSET MANAGEMENT COMPANY, INC.

This Amendment, by and among Hartford Life Insurance Company ("Hartford"), Calvert Variable Series Inc. ) formerly Acacia Capital Corporation) ("Fund"), and Calvert Asset Management Company, Inc ("Calvert"), is effective as of the date executed below.

For good and valuable consideration, the receipt of which is acknowledged, the parties agree to amend the participation agreement entered into as of January 1, 1989 as follows:

1.   Section 2.1 of the Agreement shall be amended to read:

Hartford shall maintain certain group variable annuity contracts and group funding agreements (the Contracts) in connection with retirement plans intended to meet the qualification requirements of Sections 401, 403(b) or 457 of the Internal Revenue Code of 1986, as amended (the Code).

2. Section 2.3 of the Agreement shall be amended to delete the word "eight" in the third line.

3.   Section 2.4 of the Agreement shall be amended to read:

Hartford will offer one or more of the series of the Fund through the separate account to its contract owners. Hartford will determine in its discretion what separate account or accounts will offer the Series.

4. Section 2.5 of the Agreement shall be amended to delete the opening paragraph.

5.   Section 2.6.5 of the Agreement shall be amended to read:

Distributing contract owners copies of the current prospectuses, statements of additional information (as requested by the contract owner) and periodic reports for the separate account and the fund, except that Calvert and or the Fund shall pay for the cost of typesetting, printing and distributing all Fund prospectuses, statements of additional information, Fund reports to shareholders and other Fund communications to contract owners. If Calvert's prospectus is bound with other prospectuses, Calvert shall pay its pro rata share of the bound prospectus for contract owners. Calvert shall pay for all costs for typesetting, printing and distributing proxy materials.

6.   Section 2.6.7 of the Agreement shall be deleted.

7.   Section 3.2.1 of the Agreement shall be amended to read:

Registering the Fund with the SEC including a separate prospectus for the Series which does not reference the other series of the Fund.

8.   Section 3.2.6 is amended to read:

Providing Hartford with the daily net asset values of the Fund by 6:30 p.m. Eastern Time on each day the New York Stock Exchange is open.

9.   Section 3.2.7 of the Agreement shall be amended to read:

The Fund shall provide Hartford at no charge with as many printed copies of the Fund's current prospectus and statement of additional information as Hartford may reasonably request for contract owners. If Calvert's prospectus is bound with other prospectuses, Calvert shall pay its pro rata share of the bound prospectus for contract owners. If requested by Hartford, in lieu of providing printed copies of the Fund's current prospectus and statement of additional information, the Fund shall provide camera-ready film, computer diskettes, e-mail transmissions or PDF files containing the Fund's prospectus and statement of additional information, and such other assistance as is reasonably necessary in order for Hartford once each year (or more frequently if the prospectus and/or statement of additional information for the Fund are amended during the year) to have the prospectus for the Contracts (if applicable) and the Fund's prospectus printed together in one document or separately. Hartford may elect to print the Fund's prospectus and/or its statement of additional information in combination with other fund companies' prospectuses and statements of additional information. Hartford shall pay for prospectuses for prospective customers.

10.  Section 3.3 of the Agreement shall be amended to read:

      Each party shall maintain records in accordance with the Investment Company Act of 1940 or other statutes, rules and regulations applicable to such parties' operation in connection with the performance of its duties. Each party shall have the right to access such records, upon reasonable notice and during business hours, in order to respond to regulatory requirements, inquiries, complaints or judicial proceedings. Records of all transactions with respect to the Contracts shall be retained for a period of not less than six (6) years from each transaction.

11.  Section 3 shall be amended by adding the following new subsections:

      3.5.1 The Fund and Calvert agree to sell to the Hartford those shares of the Series which the Hartford orders on behalf of any separate account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such order. For purposes of this section, Hartford shall be the designee of the Fund for receipt of such orders from each separate account receipt by such designee shall constitute receipt by the Fund; provided that the Fund or Calvert receives notice of such order via the National Securities Clearing Corporation (NSCC) by 10:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to purchase Series shares using the NSCC's Defined Contribution Clearance & Settlement (DCC&S) platform. The Fund will also provide Hartford with account positions and activity data using the NSCC's Networking platform. Hartford shall pay for Series shares by the scheduled close of federal funds transmissions on such next following Business Day after it places an order to purchase Series shares in accordance with this section using the NSCC's Fund/SERVE System. Payment shall be in federal funds transmitted by wire from the Fund's designated Settling Bank to the NSCC. Business Day shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates it net asset value pursuant to the rules of the SEC. Networking shall mean the NSCC's product that allows Fund's and companies to exchange account level information electronically. Settling Bank shall mean the entity appointed by the Fund to perform such settlement services on behalf of the Fund and agrees to abide by the NSCC's Rules and Procedures insofar as they relate to the same day funds settlement.

      If Hartford is somehow prohibited from submitting purchase and settlement instructions to the Fund for Series shares via the NSCC's DCC&S platform the following shall apply to this section;

      The Fund and Calvert agree to sell Hartford those shares of the Series which Hartford orders on behalf of any separate account, executing such orders on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of such order. For purposes of this section , Hartford shall be the designee of the Fund for the receipt of such orders from the separate account and by receipt by such designee shall constitute receipt by the Fund; provided that the Fund or Calvert receives notice of such order by 10:00 a.m. Eastern Time on the next following Business Day. Hartford shall pay for Series shares by the scheduled close of federal funds transmissions on the same Business Day it places an order to purchase Series shares in accordance with this section. Payment shall be in federal funds transmitted by wire to the Fund's designated custodian. Business Day shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates it net asset value pursuant to the rules of the SEC.

      3.5.2 The Fund and the Underwriter agree to make shares of the Series available indefinitely for purchase at the applicable net asset value per share by Hartford on Business Days; provided, however, that the Board of Directors of the Fund

(hereinafter the Directors) may refuse to sell shares of any Series to any person, or suspend or terminate the offering of shares of any Series if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors, acting in good faith and in compliance with their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of any Series.

      3.5.3 The Fund and Calvert agree to redeem for cash, upon the Hartford's request, any full or fractional shares of the Fund held by Hartford on behalf of a separate account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption. For purposes of this section, Hartford shall be the designee of the Fund for receipt of requests for redemption from each separate account and receipt by such designee shall constitute receipt by the Fund; provided the Fund or Calvert receives notice of such request for redemption via the NSCC by 10:00 a.m. Eastern Time on the next following Business Day. The Fund will receive all orders to redeem Series shares using the NSCC's DCC&S platform. The Fund will also provide Hartford with account positions and activity data using the NSCC's Networking platform. Payment for Fund shares redeemed shall be made in accordance with this section using the NSCC's Fund/SERVE System. Payment shall be in federal funds transmitted by the NSCC to the separate account's Settling Bank as designated by Hartford, on the same Business Day the Fund or Calvert receives notice of the redemption order from Hartford provided that the Fund or Calvert receives notice by 10:00 a.m. eastern time on such Business Day.

      If Hartford is somehow prohibited from submitting redemption and settlement instructions to the Fund for Series shares via the NSCC's DCC&S platform the following shall apply to this section:

      The Fund and Calvert agree to redeem for cash. Upon Hartford's request, any full or fractional shares of the Fund held by Hartford on behalf of a separate account, executing such requests on a daily basis at the net asset value next computed after receipt and acceptance by the Fund or its designee of the request for redemption. For purposes of this section, Hartford shall be the designee of the Fund for receipt of requests for redemption from each separate account and receipt by such designee shall constitute receipt by the Fund; provided the Fund or Calvert receives notice of such request for redemption by 10:00 a.m. Eastern Time on the next following Business Day. Payment shall be in federal funds transmitted by wire to the separate account as designated by Hartford, on the same Business Day the Fund or Calvert receives notice of the redemption order from Hartford provided that the Fund or Calvert receives notice by 10:00 a.m. Eastern Time on such Business Day.

      3.5.4 Hartford agrees to purchase and redeem the shares of the Series named in Schedule A offered by the then current prospectus of the Fund in accordance with the provisions of the applicable prospectus.

      3.5.5 Hartford will place separate orders to purchase or redeem shares of each Series.

      3.5.6 Issuance and transfer of the Fund's shares will be by book entry only. Share certificates will not be issued to Hartford or any separate account. Purchase and redemption orders for Fund shares will be recorded in an appropriate title for each separate account or the appropriate subaccount of each separate account.

      3.5.7 Calvert shall furnish same day notice to Hartford of any income, dividends or capital gain distributions payable on the Fund's shares. Hartford hereby elects to receive all such dividends and distributions as are payable on a Series' shares in the form of additional shares of that Series. The Fund shall notify Hartford of the number of shares so issued as payment of such dividends and distributions no later than one Business Day after issuance. Hartford reserves the right to revoke this election (provided that such revocation will apply to future dividends or distributions, unless the notice is given on the same day that notice of a dividend or distribution is received) and to receive in cash all such dividends and distributions declared after receipt of notice of revocation by the Fund.

      3.5.8 If the Fund or Calvert provides incorrect share net asset value (to the extent that the incorrect share net asset value is more than one-half of one percent of the correct net asset value) per share, dividend or capital gain information and such errors are not corrected by 4 p.m. Eastern Time the next Business Day (by providing the incorrect and the correct NAV for each day that the error occurred), Calvert and/or Fund shall be liable for the systems and out of pocket costs equal to (i) $1,000 per day per affected Fund or Series for each day that incorrect information provided by the Fund or Calvert is not corrected, if such period does not include a month-end or a fiscal quarter-end up to a maximum of $3,000 per occurrence or (ii) $1,500 per day per affected Fund or Series for each day that such incorrect information provided by the Fund or Calvert is not corrected, if such period does include a month-end or a fiscal quarter-end up to a maximum of $5,000 per occurrence. Any error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to Hartford upon discovery. Calvert and/or Fund shall make each contract owner, participant or beneficiary whole for any errors either makes in providing information.

      3.6 The Fund shall pay the fees provided for in the attached Schedule A.

(13)     Section 7.1.1 shall be amended to read:

This Agreement will terminate at the option of any party upon six months' prior written notice to the other parties. Notwithstanding any termination of this Agreement Hartford, may require the Fund and Calvert to continue to make available additional shares of the Fund for so long after the termination of this Agreement as Hartford desires pursuant to the terms and conditions of this Agreement as provided in paragraph below, for all Contracts in effect on the effective date of termination of this Agreement unless such further sale of Fund shares is proscribed by law, regulation or an applicable regulatory body. Specifically, without limitation, the owners of the Contracts shall be permitted to direct reallocation of investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Contracts.

Fund and/or Calvert shall remain obligated to pay Hartford the fee in effect as of the date of termination for so long as shares are held by the separate accounts and Hartford continues to provide services to the separate accounts. Such fee shall apply to shares purchased both prior to and subsequent to the date of termination. This Agreement, or any provision thereof, shall survive the termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

14. A new Section 8.21 shall be added to Section 8 of this Agreement which shall read:

Both parties agree to use and disclose Personal Information only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach Bliley Act (Public Law 106-102). Personal Information means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medial records. If either party outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 17 day of July, 2001.

CALVERT VARIABLE SERIES, INC.       HARTFORD LIFE INSURANCE COMPANY
By     /s/ William M. Tartikoff     By    /s/ Olga Zalevsky
       ------------------------           ---------------------------
Name:  William M. Tartikoff         Name: Olga Zalevsky
       ------------------------           ---------------------------
Title: Vice President               Title: Assistant Actuary
       ------------------------           ---------------------------

CALVERT ASSET MANAGEMENT COMPANY, INC.
By     /s/ William M. Tartikoff
       ------------------------
Name:  William M. Tartikoff
       ------------------------
Title: Senior Vice President
       ------------------------

                                   SCHEDULE A

In consideration of the services provided by Hartford, Calvert agrees to pay Hartford an amount equal to the following basis points per annum on the average aggregate amount invested by Hartford's separate account(s) in each Series under the Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

Series                                                         Revenue Sharing

Calvert Variable Series, Inc. Social Balanced Portfolio        15 basis points